January 24, 2006

Edward J. Swotek, Senior Vice President

Immediately

TierOne Corporation Record Performance Increases 2005 Earnings Per Share by 41.7 Percent

LINCOLN, NE – January 24, 2006 — TierOne Corporation (NASDAQ: TONE) (“Company”), the holding company for TierOne Bank (“Bank”), reported a 41.7 percent increase in diluted earnings per share to $1.97 for the fiscal year ended December 31, 2005 compared to $1.39 for 2004. Net income for 2005 increased 37.6 percent to a record $32.8 million compared to $23.9 million earned in 2004.

For the three months ended December 31, 2005, the Company attained record quarterly diluted earnings per share of $0.56, a 36.6 percent increase compared to $0.41 for the same period one year ago. A $729,000 pre-tax valuation recapture related to mortgage servicing rights (“MSR”) contributed $0.03 to the reported quarterly diluted earnings per share for the three months ended December 31, 2005. Net income for the three months ended December 31, 2005 increased 40.6 percent to $9.5 million compared to $6.7 million earned during the same period in 2004.

Highlights from the fourth quarter of 2005 included:

•	Total deposits grew $104.9 million to a record $2.0 billion compared to $1.9 billion at September 30, 2005;
•	Quarterly loan originations, excluding warehouse lines of credit, surpassed the $500 million mark for the first time by reaching $502.6 million for the three months ended December 31, 2005;
•	Net interest margin and average interest rate spread increased to 3.73 percent and 3.45 percent, respectively, for the three months ended December 31, 2005;
•	The Company improved its efficiency ratio to 51.10 percent for the three months ended December 31, 2005 compared to 56.78 percent in the comparable period one year ago; and
•	In late December, the Company opened its ninth loan production office with the addition of a Las Vegas, Nevada facility.

“Our focus on enhancing core earnings and executing our community bank strategic business model has lead to another year of outstanding performance and increased shareholder value,” said Gilbert G. Lundstrom, chairman and chief executive officer. “The continued positive momentum reflected by these results offers our Company an opportunity in 2006 to build upon this success, further expand our business line penetration and bring more value to our shareholders.”

With the latest performance results, the Company has now achieved nine consecutive quarters of double-digit earnings per share growth when measured on a quarter-over-comparable-quarter basis.

Synopsis of Fourth Quarter and Fiscal Year 2005 Performance

Net Interest Income

For the three months ended December 31, 2005, net interest income increased 20.1 percent to a record quarterly level of $28.2 million compared to $23.5 million for the same period in 2004. For the fiscal year ended December 31, 2005, net interest income was $104.9 million, a $27.7 million, or 35.9 percent, increase compared to 2004. Increases in net interest income for the three- and twelve-month periods ended December 31, 2005 are primarily attributable to the combination of continued growth in the Bank’s loans receivable portfolio and further increases in yields on interest-earning assets.

Average interest rate spread for the three months ended December 31, 2005 was 3.45 percent compared to 3.29 percent for the three months ended September 30, 2005 and 3.21 percent for the three months ended December 31, 2004. For the year ended December 31, 2005, average interest rate spread was 3.33 percent compared to 3.02 percent in 2004. The Bank’s emphasis on growing its higher-yielding, shorter-term loan portfolio is primarily credited with the increases in average interest rate spread during the December 31, 2005 quarterly and annual comparative periods.

Net interest margin increased to 3.73 percent for the three months ended December 31, 2005 compared to 3.55 percent for the three months ended September 30, 2005 and 3.40 percent for the three months ended December 31, 2004. For 2005, net interest margin was 3.58 percent compared to 3.29 percent for 2004. Similar to average interest rate spreads, continued growth in the Bank’s higher-yielding, shorter-term loan portfolio combined with higher yields on interest-earning assets more than offset increases in rates paid on interest-bearing liabilities.

Noninterest Income

For the three months ended December 31, 2005, noninterest income totaled $7.7 million, a $791,000, or an 11.5 percent, increase compared to the same period in 2004. The increase in noninterest income for the December 31, 2005 quarterly period was driven primarily by a $729,000 MSR valuation recapture compared to a $145,000 MSR impairment charge recorded during the comparable 2004 period as well as a $619,000 increase in deposit-related fees and a $256,000 increase in loan-related fees. These quarter-over-quarter gains were partially offset by a $374,000 reduction in non-deposit fees, a $262,000 decline in other operating income due primarily to a late 2004 one-time gain on sale of an overlapping bank facility following the United Nebraska Financial Co. acquisition and a $149,000 reduction in gains on sale of investment securities.

Noninterest income for the fiscal year ended December 31, 2005 increased $2.7 million, or 11.2 percent, to $26.6 million compared to $23.9 million in 2004. The increase in 2005 noninterest income was primarily attributable to a $3.2 million increase in deposit-related fees, an $876,000 increase in non-deposit fees and a $755,000 increase in lending fees. These increases were partially offset by a $1.6 million reduction in other noninterest income due primarily to a one-time gain in early 2004 from the Bank’s merger of its defined benefit pension plan with an unrelated third party plan. Increases in 2005 noninterest income were further offset by a $447,000 reduction in gains on sale of investment securities and a reduction in other noninterest income primarily relating to the sale of overlapping bank facilities following the 2004 United Nebraska acquisition.

Noninterest Expense

Noninterest expense increased to $18.8 million for the three months ended December 31, 2005 compared to $17.7 million for the same period one year ago. The quarter-over-quarter increase primarily resulted from an $805,000 increase in salaries and employee benefits expense due to additional lending and support personnel and normal salary increases combined with a $400,000 increase in advertising and marketing expense to expand business in the Bank’s primary market area. These increases were partially offset by a $256,000 reduction in other operating expense.

For the twelve months ended December 31, 2005, noninterest expense totaled $72.5 million compared to $58.2 million in 2004. The increase in 2005 noninterest expense was primarily driven by increases of $7.1 million in employee compensation and benefits expense, $4.4 million in other operating expense (of which $1.2 million relates to the increased amortization of core value deposits), $1.6 million in occupancy expense and $1.1 million in advertising expense. In large part, these increases were related to the 2004 acquisition of United Nebraska.

Asset Quality

Non-performing loans at December 31, 2005 were $14.4 million, or 0.51 percent of net loans, compared to $10.2 million, or 0.39 percent of net loans, at December 31, 2004. Non-performing assets amounted to $16.9 million, or 0.52 percent of total assets, at December 31, 2005 compared to $10.6 million, or 0.35 percent of total assets, one year ago. A majority of the year-over-year increase in non-performing loans and assets was attributable to payment defaults on $5.7 million of seasoned loans for tax-advantaged affordable housing units.

Charged-off loans, net of recoveries, totaled $611,000 and $2.4 million for the three and twelve months ended December 31, 2005, respectively, compared to $697,000 and $1.9 million for the same respective periods one year ago. The majority of loans charged off during 2005 were consumer-related loans, primarily automobile loans, and one multi-family residential property loan acquired in the United Nebraska acquisition.

The Bank’s provision for loan losses was $2.0 million and $6.4 million for the three and twelve months ended December 31, 2005, respectively, compared to $1.9 million and $4.9 million for the same periods in 2004. The allowance for loan losses as a percent of net loans increased to 1.09 percent at December 31, 2005 compared to 1.01 percent one year ago.

Consolidated Statements of Financial Condition

Total assets at December 31, 2005 were $3.2 billion, an increase of $174.2 million, or 5.7 percent, compared to $3.0 billion at December 31, 2004. The increase in 2005 assets was driven primarily by a $189.7 million increase in net loans and an $18.0 million increase in cash and cash equivalents partially offset by a $41.6 million reduction in investment and mortgage-backed securities.

At December 31, 2005, total liabilities increased $142.4 million, or 5.1 percent, to $2.9 billion compared to $2.8 billion one year ago. Total liability growth in 2005 was primarily attributable to a $220.3 million increase in total deposits partially offset by a $46.7 million decrease in brokered time deposits and a $26.7 million decline in Federal Home Loan Bank advances and other borrowings.

Total stockholders’ equity was $308.9 million at December 31, 2005, a $31.8 million, or 11.5 percent, increase compared to $277.0 million at December 31, 2004. The increase in 2005 stockholders’ equity was due primarily to record net income of $32.8 million.

Other than shares purchased to support employee benefit programs, no additional stock repurchases were made by the Company during the three months ended December 31, 2005. Total shares repurchased during 2005, including those supporting employee benefit programs, amounted to 148,538. To date, more than 4.4 million shares of stock have been repurchased since the Company’s formation. Another 1.7 million shares remain eligible for repurchase under a 2004 plan approved by the Board of Directors.

On December 31, 2005, the Company paid its eighth consecutive quarterly cash dividend to shareholders of record at December 15, 2005. The December 31, 2005 cash dividend payment of $0.06 per share brought total 2005 dividend payments to $0.23 per share.

Other Developments

In mid-October, the Bank began construction of a new, full-service banking facility in Hastings, Nebraska. The Bank also purchased and began renovation of another property in northwest Omaha, Nebraska for a full-service banking and commercial lending center. Both the Hastings and Omaha projects will employ the Bank’s successful “Bank of the Future” design concept and are intended to be competitively positioned to strengthen market presence in each community.

In late December, the Bank opened a new loan production office in Las Vegas, Nevada. The Las Vegas office, the ninth loan production office in the Bank’s network, will focus primarily on residential construction lending. Las Vegas is the fastest growing major metropolitan area in the country, and with the new office, the Bank will have loan production offices in four of the nation’s top ten fastest growing major markets.

Corporate Profile

TierOne Corporation is the parent company of TierOne Bank, a $3.2 billion federally chartered savings bank and the largest publicly-traded financial institution headquartered in Nebraska. Established in 1907, TierOne Bank offers customers a wide variety of full-service consumer, commercial and agricultural banking products and services through a network of 68 banking offices located in Nebraska, Iowa and Kansas and nine loan production offices located in Arizona, Colorado, Florida, Minnesota, Nevada and North Carolina.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates or other competitive factors which could affect net interest margins, net interest income and noninterest income; changes in demand for loans, deposits and other financial services in the Company’s market area; changes in asset quality and general economic conditions; unanticipated issues associated with the execution of the Company’s strategic plan; unanticipated issues relating to the construction of the Company’s new banking offices in Omaha and Hastings, Nebraska; unanticipated issues associated with the opening of the Company’s new loan production office in Las Vegas, Nevada; as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

TierOne Corporation
Consolidated Statements of Financial Condition
December 31, 2005 (Unaudited) and December 31, 2004

(Dollars in thousands, except per share data)	December 31, 2005	December 31, 2004
ASSETS
Cash and due from banks	$83,534	$70,030
Federal funds sold	4,500	--

Total cash and cash equivalents	88,034	70,030

Investment securities:
Held to maturity, at cost which approximates fair value	111	126
Available for sale, at fair value	102,614	127,757
Mortgage-backed securities, available for sale, at fair value	19,752	36,175
Loans receivable:
Net loans (includes loans held for sale of $8,666 and $11,956
at December 31, 2005 and December 31, 2004, respectively)	2,844,670	2,654,986
Allowance for loan losses	(30,870)	(26,831)

Net loans after allowance for loan losses	2,813,800	2,628,155

Federal Home Loan Bank stock	58,491	54,284
Premises and equipment, net	39,509	38,220
Accrued interest receivable	19,190	15,573
Goodwill	42,283	42,283
Other intangible assets, net	10,041	11,877
Other assets	28,450	23,601

Total assets	$3,222,275	$3,048,081

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$2,038,319	$1,864,761
Advances from Federal Home Loan Bank and other borrowings	814,924	841,666
Advance payments from borrowers for taxes, insurance and
other escrow funds	24,864	26,565
Accrued interest payable	7,289	6,308
Accrued expenses and other liabilities	28,012	31,758

Total liabilities	2,913,408	2,771,058

Stockholders’ equity:
Preferred stock, $0.01 par value. 10,000,000 shares
authorized; none issued	--	--
Common stock, $0.01 par value. 60,000,000 shares authorized;
18,150,773 and 18,287,811 shares issued and outstanding
at December 31, 2005 and December 31, 2004	226	226
Additional paid-in capital	358,587	355,986
Retained earnings, substantially restricted	75,282	46,263
Treasury stock, at cost; 4,424,302 and 4,287,264 shares at
December 31, 2005 and December 31, 2004, respectively	(101,584)	(98,254)
Unallocated common stock held by Employee Stock
Ownership Plan	(13,169)	(14,674)
Unearned common stock held by Management
Recognition and Retention Plan	(9,368)	(12,229)
Accumulated other comprehensive loss, net	(1,107)	(295)

Total stockholders’ equity	308,867	277,023

Total liabilities and stockholders’ equity	$3,222,275	$3,048,081

TierOne Corporation
Consolidated Statements of Income (Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
(Dollars in thousands, except per share data)	2005	2004	2005	2004
Interest income:
Loans receivable	$46,874	$35,594	$169,177	$119,572
Investment securities	2,034	2,204	8,165	5,377
Other interest-earning assets	1	--	1	31

Total interest income	48,909	37,798	177,343	124,980

Interest expense:
Deposits	12,207	7,996	41,947	26,454
Advances from Federal Home Loan Bank
and other borrowings	8,520	6,334	30,481	21,315

Total interest expense	20,727	14,330	72,428	47,769

Net interest income	28,182	23,468	104,915	77,211
Provision for loan losses	2,034	1,926	6,436	4,887

Net interest income after provision
for loan losses	26,148	21,542	98,479	72,324

Noninterest income:
Fees and service charges	6,477	5,148	21,783	17,173
Debit card fees	573	526	2,104	1,977
Income (loss) from real estate operations, net	(13)	61	(7)	(16)
Net gain on sales of:
Investment securities	--	149	14	461
Loans held for sale	403	435	1,928	1,863
Real estate owned	36	99	85	189
Gain on pension plan curtailment	--	--	--	1,456
Other operating income	192	459	678	802

Total noninterest income	7,668	6,877	26,585	23,905

Noninterest expense:
Salaries and employee benefits	10,802	9,997	41,663	34,593
Occupancy, net	2,234	2,210	8,546	6,938
Data processing	514	435	2,024	1,951
Advertising	1,331	931	4,483	3,357
Other operating expense	3,882	4,137	15,734	11,373

Total noninterest expense	18,763	17,710	72,450	58,212

Income before income taxes	15,053	10,709	52,614	38,017
Income tax expense	5,570	3,966	19,782	14,152

Net income	$9,483	$6,743	$32,832	$23,865

Net income per common share, basic	$0.58	$0.42	$2.02	$1.42

Net income per common share, diluted	$0.56	$0.41	$1.97	$1.39

Dividends declared per common share	$0.06	$0.05	$0.23	$0.20

Average common shares outstanding, basic (000’s)	16,308	16,136	16,221	16,802

Average common shares outstanding, diluted (000’s)	16,840	16,518	16,690	17,136

TierOne Corporation
Selected Financial and Other Data

(Dollars in thousands)	December 31, 2005	December 31, 2004
Selected Financial and Other Data:
Total assets	$3,222,275	$3,048,081
Cash and cash equivalents	88,034	70,030
Investment securities:
Held to maturity, at cost which approximates fair value	111	126
Available for sale, at fair value	102,614	127,757
Mortgage-backed securities, available for sale, at fair value	19,752	36,175
Loans receivable:
Loans held for sale	8,666	11,956
Total loans receivable	3,499,813	3,077,254
Unamortized premiums, discounts and deferred loan fees	4,778	7,228
Undisbursed portion of construction and land
development loans in process	(668,587)	(441,452)

Net loans	2,844,670	2,654,986
Allowance for loan losses	(30,870)	(26,831)

Net loans after allowance for loan losses	2,813,800	2,628,155

Deposits	2,038,319	1,864,761
Advances from Federal Home Loan Bank and other borrowings	814,924	841,666
Stockholders’ equity	308,867	277,023
Average interest-earning assets (year-to-date)	2,933,358	2,344,795
Average interest-bearing liabilities (year-to-date)	2,664,150	2,069,741
Nonperforming loans	14,405	10,232
Nonperforming assets	16,851	10,614
Allowance for loan losses	30,870	26,831
Nonperforming loans as a percent of net loans	0.51%	0.39%
Nonperforming assets as a percent of total assets	0.52%	0.35%
Allowance for loan losses as a percent of
nonperforming loans	214.30%	262.23%
Allowance for loan losses as a percent of net loans	1.09%	1.01%

	Three Months Ended December 31,		Year Ended December 31,
Selected Operating Ratios:	2005	2004	2005	2004
Average yield on interest-earning assets	6.47%	5.48%	6.05%	5.33%
Average rate on interest-bearing liabilities	3.02%	2.27%	2.72%	2.31%
Average interest rate spread	3.45%	3.21%	3.33%	3.02%
Net interest margin	3.73%	3.40%	3.58%	3.29%
Average interest-earning assets to average
interest-bearing liabilities	110.21%	109.42%	110.10%	113.29%
Net interest income after provision for loan
losses to noninterest expense	139.36%	121.64%	135.93%	124.24%
Total noninterest expense to average assets	2.33%	2.39%	2.31%	2.35%
Efficiency ratio (1)	51.10%	56.78%	53.70%	56.95%
Return on average assets	1.18%	0.91%	1.05%	0.96%
Return on average equity	12.49%	9.83%	11.28%	8.53%
Average equity to average assets	9.42%	9.26%	9.29%	11.29%
Return on tangible equity (2)	14.87%	12.05%	13.58%	9.08%

(1)	Efficiency ratio is calculated as total noninterest expense, less amortization expense of intangible assets, as a percentage of the sum of net interest income and noninterest income.

(2)	Return on tangible equity is calculated as annualized net income as a percentage of average stockholders' equity adjusted for goodwill and other intangible assets.

TierOne Corporation
Loan Portfolio Composition

The following table shows the composition of our loan portfolio by type of loan at the dates indicated.

	December 31, 2005		December 31, 2004
(Dollars in thousands)	Amount	%	Amount	%
Real estate loans:
One-to-four family residential (1)	$384,722	10.96%	$418,270	13.54%
Second mortgage residential	160,208	4.57	255,222	8.26
Multi-family residential	166,579	4.75	142,454	4.61
Commercial real estate and land	692,420	19.74	597,114	19.33
Residential construction	943,378	26.89	601,075	19.46
Commercial construction	351,767	10.03	282,399	9.14
Agriculture	57,008	1.62	66,830	2.16

Total real estate loans	2,756,082	78.56	2,363,364	76.50

Business loans	177,592	5.06	142,675	4.62

Agriculture - operating	72,518	2.07	71,223	2.31

Warehouse mortgage lines of credit	95,174	2.71	132,928	4.30

Consumer loans:
Home equity	61,600	1.75	56,441	1.83
Home equity line of credit	141,021	4.02	142,725	4.62
Home improvement	69,165	1.97	73,386	2.37
Automobile	85,515	2.44	80,512	2.61
Other	49,812	1.42	25,956	0.84

Total consumer loans	407,113	11.60	379,020	12.27

Total loans	3,508,479	100.00%	3,089,210	100.00%

Unamortized premiums, discounts
and deferred loan fees	4,778		7,228
Undisbursed portion of construction and
land development loans in process	(668,587)		(441,452)

Net loans	2,844,670		2,654,986
Allowance for loan losses	(30,870)		(26,831)

Net loans after allowance for loan losses	2,813,800		2,628,155

(1) Includes loans held for sale	$8,666		$11,956

CONTACT:	Edward J. Swotek, Senior Vice President Investor Relations Department (402)473-6250 investorrelations@tieronecorp.com

#  #  #